Exhibit 10.23

MAIN 650.266.0000 FAX 650.266.0100 249 EAST GRAND AVENUE — SOUTH SAN FRANCISCO — CALIFORNIA 94080

May 18, 2012

John Osborn

Dear John:

On behalf of Onyx Pharmaceuticals, it is a great pleasure to extend you this offer of employment as the Senior Vice President, Global Corporate Affairs, reporting to Tony Coles. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team. Please note that this offer, in its entirety, is contingent on approval by the Compensation Committee of Onyx’s Board of Directors. We are pleased to offer you the following:

Salary: Your semi-monthly salary will be $17,916.66, totaling $430,000 per year. Future increases will be awarded at the Company’s discretion on the basis of performance.

Bonus: You are eligible, at the end of each year, to receive an annual bonus amount of up to 45% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. If you leave at any time during a year, you are not eligible for any prorated amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.

At Onyx, our salary merit increases, equity grants, and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Onyx at any time between January 1 and September 30 of the calendar year, your potential salary merit increase, equity grants, and potential bonus, if any is awarded, will be prorated for the actual amount of service you provide during that calendar year. If you join Onyx after September 30 of the calendar year, you will not be considered eligible for a salary merit increase, equity grant, or bonus for that performance year.

Stock: Subject to approval by our Board of Directors, you will be granted an option to purchase 87,360 Onyx shares at the market price on your start date. The options will be issued pursuant to the Company’s standard Option Agreement. These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, l/48th per month thereafter, for a total of a four-year vesting period. In addition to these options, Onyx employees are eligible for annual option grants based on individual performance. If you join Onyx after September 30 of any calendar year, you will not be considered eligible for an annual stock grant for that performance year.

We will also recommend to the Compensation Committee of our Board of Directors, at its first meeting after you join the Company, that you be granted 11,000 restricted shares of Onyx stock on that date, vesting of which will be determined by the Board of Directors based on your and the Company’s achievement of certain performance objectives detailed in the Grant Agreement.

onyx-pharm.com

Osborn, John

May 15, 2012

Benefits: You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, and short and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with company policy. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan. In addition, you may choose to have additional Voluntary Term Life coverage for you and your eligible dependents.

Sign-on Bonus: As soon as is administratively practicable after your start date, Onyx will pay you a Sign-on Bonus in the amount of one hundred thirty eight thousand dollars ($138,000), less appropriate deductions and withholding. In the event that your employment with the company terminates before the one-year anniversary of your start date, you will be expected to repay the net amount of your Sign-on Bonus in full.

Housing Assistance: Onyx will provide you with Housing Assistance for your first two (2) years of employment, totaling no more than one hundred eight thousand dollars ($108,000), less applicable deductions and withholding. This assistance may take one of two forms, or a combination of the two, provided that the aggregate gross benefit paid does not exceed $108,000 and that no benefit is paid after the two-year anniversary of your start date. The first allowable form of payment is the direct provision of corporate housing. The second allowable form of payment is coverage of airfare and hotel expenses related to travel between your Pennsylvania home and Onyx’s South San Francisco office, all such travel to be conducted in accordance with applicable Onyx policy.

Relocation: Onyx will provide you with a net Relocation Allowance of $200,000 for expenses involved in relocating to the San Francisco Bay Area. The payment will be made according to the following schedule:

•	Twenty-five percent (25%) or $50,000 as soon as practicable after you start work at Onyx.

•	The remaining seventy-five (75%) or $150,000 will be paid as: 1) Rental Subsidy and/or 2) as Home Purchase Assistance.

•

Under the terms of the Rental Subsidy, Onyx will pay you $50,000 annually during each of the first three (3) years; equal payments of $12,500 per quarter, for a balance of $150,000 to be used as deemed appropriate for rental assistance and/or in conjunction with home purchase assistance in the San Francisco Bay Area.

•	The combined balance of the payments for the Rental Subsidy and/or Home Purchase Assistance shall in no event exceed the balance of the rental subsidy/home purchase assistance of $150,000.

•	Onyx payroll will include the funds as an allowance on your paycheck.

In addition, Onyx will pay for the actual movement of your household goods, as well as your and your family’s one-way travel to the Bay Area, in accordance with company policy. You will be required to reimburse 100% of the Relocation Allowance and movement of household goods and one-way travel if your employment with the Company terminates within 1 year of your start date. If your employment terminates after the first anniversary of your start date but within 2 years of your start date, you will be required to repay 50% of the Relocation Allowance and actual cost of movement of household goods and one-way travel. This offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement and providing legally required evidence of your right to work in the United States, as well as, Onyx’s successful completion of your references and background check. We ask that you return one signed copy of the enclosed Employee Confidential Information and Inventions Assignment Agreement and this offer letter. In consideration of your employment, you also agree to conform to the rules and standards of the Company.

onyx-pharm.com

Osborn, John

May 15, 2012

In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States. Accordingly, we request that you provide us with a copy of an appropriate document for this purpose within 72 hours of your employment date.

Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, and with or without notice. This letter, when signed by you, will constitute the agreement between Onyx and you respecting the position, and supersedes all prior negotiations and agreements pertaining to the position, whether written or oral. No employee or representative of the Company, other than its CEO (or designee), has the authority to make any expressed or implied agreement contrary to the foregoing. Further, the CEO at Onyx may not alter the at-will nature of the employment relationship or enter into any employment agreement for a specific time unless the CEO (or designee) and you both sign a written agreement that clearly and expressly specifies the intent of doing so.

We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company.

If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Employee Confidential Information and Inventions Assignment Agreement, to me. This offer of employment will expire on Tuesday, May 29, 2012 unless accepted prior to that date.

Should you have any questions regarding the provisions of employment, please contact me at (650) 266-2543.

Sincerely,

/s/ N. Anthony Coles, M.D.

N. Anthony Coles, M.D.

President and Chief Executive Officer

I accept Onyx Pharmaceuticals’ offer of employment on the terms stated.

/s/ John Osborn	23 May 2012	1 June 2012
Accepted (signature)	Date	Estimated Start Date

onyx-pharm.com